Exhibit (h)(3)

Exhibit A to the Fund Accounting Servicing Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Bitcoin 24% Premium Income ETF

Amplify Bitcoin Max Income Covered Call ETF